EXHIBIT 99.1
Contact:	David W. Brunton, Chief Financial Officer
SBE, Inc.
(925) 355-7700
davidb@sbei.com

SBE, Inc. Reports Fourth Quarter and Fiscal 2006 Results

SAN RAMON, CA, January 4, 2007 - SBE, Inc. (Nasdaq: SBEI), a leading provider of high-performance IP storage solutions serving remote back-up and disaster recovery applications, today reported results for the three months and fiscal year ended October 31, 2006.

“We are looking at all strategic alternatives that may enhance shareholder value as we continue to reduce our cash burn rate.” said Greg Yamamoto, President and Chief Executive Officer of SBE. “During the quarter just ended we used $215,000 of cash compared to using $1.4 million of cash in the same quarter last year. We have also been successful in reducing our inventory from $1.3 million at the beginning of the year to $740,000 at year-end. The current inventory level better matches our current sales levels without negatively impacting our customers”, continued Yamamoto.

Net sales for the fiscal year ended October 31, 2006 were $6.1 million compared to net sales of $8.1 million in fiscal 2005. Net sales for the fourth quarter of fiscal 2006 were $1.4 million. Net sales for the corresponding quarter in fiscal 2005 were $1.8 million.

Net loss for fiscal 2006 amounted to $16.2 million, or $1.57 per share basic and diluted, compared to a net loss for fiscal 2005 of $4.2 million, or $0.66 per share basic and diluted.

The loss for the year ended October 31, 2006 includes $12.6 million of non-cash expenses detailed below:

•	$6.5 million of non-cash expense attributable to an asset impairment write-down of software acquired from PyX Technologies;

•	$3.4 million of non-cash expense primarily related to the quarterly recurring amortization of software acquired from PyX Technologies;

•	$0.3 million of inventory valuation charges for obsolete and slow-moving products and the discontinuance of our VoIP products;

•	$0.2 million of depreciation and amortization expense;

•	$0.8 million of stock-based compensation expense resulting from stock issued to employees; and

•
$1.4 million of stock-based compensation expense resulting from the company’s required adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments,” (“SFAS 123R”) at the beginning of the year.

The loss for the year ended October 31, 2005 includes $1.4 million of non-cash expenses detailed below:

•	$1.0 million of non-cash expense attributable to the quarterly recurring amortization of software acquired from PyX Technologies;

•	$0.2 million of stock-based compensation expense related to the acquisition of PyX Technologies; and

•	$0.2 million of depreciation and amortization expense.

Net loss for the fourth quarter of 2006 amounted to $2.6 million, or $0.24 per share basic and diluted, compared to a net loss for the fourth quarter of 2005 of $2.5 million, or $0.26 per share basic and diluted.

The loss for the quarter ended October 31, 2006 includes $1.7 million of non-cash expenses detailed below:

•	$1.0 million of non-cash expense attributable to an asset impairment write-down of software acquired from PyX Technologies;

•	$0.3 million of non-cash expense attributable to the quarterly recurring amortization of software acquired from PyX Technologies;

•	$0.1 million of stock-based compensation expense resulting from stock issued to employees; and

•	$0.3 million of stock-based compensation expense resulting from the company’s required adoption of SFAS 123R at the beginning of the year.

The loss for the quarter ended October 31, 2005 includes $1.2 million of non-cash expenses detailed below:

•	$1.0 million of non-cash expense attributable to the quarterly recurring amortization of software acquired from PyX Technologies; and

•	$0.2 million of stock-based compensation expense related to the acquisition of PyX Technologies.

The company’s cash balance was $1.2 million and $3.6 million at October 31, 2006 and 2005, respectively, and no long-term debt existed at either date.

About SBE

SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about market opportunity for new products and the demand for services that may be offered by SBE’s customers. Such statements are only predictions and the company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company’s reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company’s products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

- Tables Follow -

SBE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months and years ended October 31, 2006 and 2005
(In thousands, except per share amounts)

	Three months ended		Fiscal years ended
	October 31,		October 31,
	2006	2005	2006	2005
	(unaudited)

Net sales	$1,359	$1,815	$6,127	$8,056

Operating expenses:
Amortization of acquired software	1,331	1,023	9,894	1,047
Cost of hardware and other revenue	923	1,004	4,046	4,357
Product research and development	815	1,022	3,979	2,694
Sales and marketing	433	647	2,180	2,293
General and administrative	445	665	2,246	1,906

Total operating expenses	3,947	4,361	22,345	12,297

Operating loss	(2,588)	(2,546)	(16,218)	(4,241)

Interest income	4	27	42	22

Other expense	---	(6)	---	(6)

Loss before income taxes	(2,584)	(2,525)	(16,176)	(4,225)

Provision for income taxes	---	---	(7)	(5)

Net loss	$(2,584)	$(2,525)	$(16,183)	$(4,230)

Net loss per common share:
Basic	$(0.24)	$(0.26)	$(1.57)	$(0.66)
Diluted	$(0.24)	$(0.26)	$(1.57)	$(0.66)

Shares used in per share calculation:
Basic	10,807	9,879	10,304	6,439
Diluted	10,807	9,879	10,304	6,439

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SBE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	October 31,
	2006	2005

Current assets:
Cash and cash equivalents	$1,147	$3,632
Trade accounts receivable, net	930	1,555
Inventories	739	1,283
Other	177	293
Total current assets	2,993	6,763

Property, plant and equipment, net	508	563
Capitalized software costs, net	1,314	11,424
Other	53	82
Total assets	$4,868	$18,832

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$557	$743
Accrued payroll and employee benefits	105	155
Deferred revenue	432	176
Other accrued expenses	198	169
Total current liabilities	1,292	1,243

Other long-term liabilities	255	241
Total liabilities	1,547	1,484

Stockholders' equity:
Common stock	35,186	35,431
Deferred compensation	---	(2,402)
Accumulated deficit	(31,865)	(15,681)
Total stockholders' equity	3,321	17,348
Total liabilities and stockholders' equity	$4,868	$18,832

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